UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2012

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

100 Glenborough Drive, Suite 100 Houston, Texas		77067
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 13, 2012, Noble Energy, Inc. (Noble Energy, we or us) completed the previously announced sale with Maersk Oil North Sea Limited of certain assets located in the UK sector of the North Sea. The sale included our 30% non-operated working interest in the Dumbarton and Lochranza properties. The cash purchase price totaled approximately $129 million prior to customary adjustments for net cash flows between the effective date of January 1, 2012 and the closing date.
Item 9.01. Financial Statements and Exhibits.

(b)    Pro Forma Financial Information

The unaudited pro forma consolidated financial statements of Noble Energy have been derived from our historical consolidated financial statements and are being presented to give effect to the sale of our Dumbarton and Lochranza properties located in the UK sector of the North Sea. The unaudited pro forma consolidated balance sheet as of June 30, 2012, and the unaudited pro forma consolidated statements of operations of Noble Energy for the years ended December 31, 2011, 2010, and 2009, and the related notes thereto, are furnished as Exhibit 99.1 to this Current Report on Form 8-K.

(d)     Exhibits. The following exhibit is furnished as part of this Current Report on Form 8-K:

99.1	Unaudited pro forma consolidated balance sheet and statements of operations and accompanying explanatory notes of Noble Energy

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date: August 15, 2012	By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher
Senior Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Unaudited pro forma consolidated balance sheet and statements of operations and accompanying explanatory notes of Noble Energy